Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR FISCAL 2018 FINANCIAL RESULTS

–	Delivered fourth quarter flat comparable sales -

–	Expanded gross margin rate in the fourth quarter by 30 basis points -

–	Reiterates Fiscal 2019 Guidance -

Minneapolis, MN, March 13, 2019 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the 13-week fourth quarter and 52-week fiscal year ended February 2, 2019, as compared to the 14-week fourth quarter and 53-week fiscal year ended February 3, 2018.

Keri Jones, President and Chief Executive Officer, commented, “During the fourth quarter, we made further progress on the strategic initiatives we laid out for fiscal 2018. We delivered positive comparable sales through the holiday season as customers responded favorably to our enhanced product assortment and visual merchandising. Absent the frigid temperatures in January that hampered our momentum and led to a flat comp for the quarter, we believe that comparable sales would have remained up in the low single digits. We saw strong momentum in our eCommerce business as we further advanced our omni-channel capabilities and our merchandise margin also showed significant improvement with expansion of 225 basis points resulting primarily from lower product costs.”

“Looking ahead, we will continue to refine our merchandising strategy, execute disciplined and effective marketing programs and leverage our expanding omni-channel capabilities, while we also focus on our cost reduction initiatives. While quarter-to-date sales trends are below expectations, in large part due to lower traffic levels adversely impacted by weather, we believe that our initiatives position us to drive improved year-over-year financial performance in fiscal 2019 and beyond.”

Results for the Fourth Quarter Ended February 2, 2019

•
Net sales totaled $84.3 million, a decrease of 8.6%, while operating on average 460 stores. This compares to $92.3 million in net sales for the fourth quarter of fiscal 2017, while operating on average 469 stores. Adjusting for the net sales attributable to the 53rd week in the fourth quarter of last year, on a shifted basis, net sales would have declined 1.6%.

•	Comparable sales were flat following a 5.7% increase in the same period last year. eCommerce sales increased 26% following an 11.6% increase in the same period last year.

•
Gross margin rate was 27.5%, as compared to 27.2% in last year’s fourth quarter. The increase was driven by higher merchandise margins partially offset by the higher fulfillment expense resulting from the increased sales penetration in the eCommerce channel and the launch of our ship from store initiative. Going forward, we expect to further optimize the ship from store process which should result in lower fulfilment costs due to a lower percentage of split shipments as compared to the fourth quarter.

•
Selling, general & administrative expenses (“SG&A”) decreased by 3.1% to $30.5 million. The decrease was primarily due to SG&A associated with the 53rd week last year, partially offset by higher professional fees and medical expenses. As a percent of net sales, SG&A increased approximately 200 basis points to 36.1% due to deleverage.

•	A non-cash impairment charge of $1.4 million was recorded related to long-lived assets in connection with underperforming stores.

•
Net loss totaled $11.3 million, or ($0.30) per share, compared to a net loss for the prior year’s fourth quarter of $8.8 million, or ($0.23) per share. The fourth quarter of 2017 includes a net loss of approximately $0.3 million, or $(0.01) per share, from the 14th week.

•	Excluding impairment costs of $1.4 million related to long-lived assets, adjusted loss per share, a non-GAAP measure, was ($0.26) per share.

•	Adjusted EBITDA, a non-GAAP measure, was ($7.2) million, compared to ($6.3) million for the same period last year.

Results for the Fifty-Two Weeks Ended February 2, 2019

•
Net sales totaled $348.9 million, a decrease of 4.6%, compared to net sales of $365.9 million last year, while operating on average 2.7% fewer stores. Adjusting for the net sales attributable to the 53rd week in the fourth quarter of last year, on a shifted basis, net sales would have declined 2.9%.

•	Comparable sales decreased 2.6% for the 52-week period as compared to the same period last year.

•
Net loss for fiscal 2018 totaled $32.8 million, or ($0.88) per share. Net loss for fiscal 2017 totaled $22.0 million, or $(0.59) per share. Last year’s results include a net loss of approximately $0.3 million, or $(0.01) per share, from the 53rd week.

•
Excluding impairment costs of $4.4 million related to long-lived assets and severance costs, adjusted loss per share, a non-GAAP measure, was ($0.74) per share for fiscal 2018, compared to an adjusted loss of ($0.57) per share for fiscal 2017.

•	Adjusted EBITDA**, a non-GAAP measure, was $(17.0) million, compared to $(9.4) million for the same period last year. Fiscal 2017 includes EBITDA of approximately $(0.3) million from the 53rd week.

*Adjusted loss per share is a non-GAAP financial measure. The Company defines adjusted loss per share as GAAP loss per share adjusted for certain discretionary items as outlined in the reconciliation of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

** Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as Net income (loss), adjusted for Income tax provision (benefit); Other income; Interest expense, net; Depreciation and Amortization; Impairment of long-lived assets; and certain discretionary items. Please see “Non-GAAP Measures” above and reconciliations of this non-GAAP measure to the comparable GAAP measure that follows in the table below.

Balance Sheet Highlights and Capital Expenditures

Cash and cash-equivalents totaled $10.2 million as of February 2, 2019 down from $15.5 Million at the end of the third fiscal quarter primarily due to the timing of inventory receipt flow and the related payment obligations. Total inventory was $41.0 million at the end of the fourth quarter as compared to $41.4 million at the end of the fourth quarter last year, a decrease of 0.8%. At the end of the fourth quarter, on-hand inventory, excluding in-transit inventory, was down approximately 12% as compared to the end of the prior year.

Capital expenditures for the fourth quarter of fiscal 2018 were $1.5 million compared to $0.7 million in last year’s fourth quarter. Capital expenditures in the fourth quarter this year primarily reflected investments in stores and technology associated with the Company’s omni-channel capabilities, and $900,000 related to facility improvements associated with the sale leaseback agreement. For the fourth quarter ended February 2, 2019, the Company had no outstanding borrowings under its revolving credit facility.

Fiscal 2019 Outlook

Quarter-to-date sales have been trending below plan, largely attributable to an overall decline in traffic related to the extremely cold and snowy weather in the Upper Midwest and Great Lakes areas where the majority of our stores are located. In response to the sales trends to-date we have adjusted our marketing and promotional calendar and, as the weather improves, we expect sales to trend more in line with our expectations for the remainder of the quarter.

Ms. Jones continued, “We are maintaining our overall fiscal 2019 guidance, despite the recent sales pressure, as we believe that the headwinds created largely by weather are mostly behind us and our strategic initiatives will yield improved financial performance as we progress through the year.”

•
Net sales to increase 2% to 3% as the result of expanded omni-channel capabilities, enhancements to the overall product assortment, and more impactful marketing promotions to drive customer file growth. Gross margin expansion of 300 to 350 basis points as a result of improved inventory management including supply chain and omni-channel initiatives, greater disciplines around promotions and the continued reduction of occupancy costs.

•	SG&A as a percentage of sales to decline 150 to 200 basis points due to ongoing cost reduction initiatives.

•	Inventory turns to improve as compared to fiscal 2018.

Conference Call Information
The Company will discuss its fourth quarter and full year fiscal 2018 results in a conference call scheduled for today, March 13, 2019, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 or (201) 493-6725 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com for thirty days. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until March 20, 2019. This call may be accessed by dialing 1-844-512-2921 and using the passcode 13687837.

Non-GAAP Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains non-GAAP financial measures, Adjusted EBITDA and Adjusted loss per share. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income or net loss, or any other measure of performance derived in accordance with GAAP. The Company believes the inclusion of these non-GAAP measures provides useful supplemental information to investors regarding the underlying performance of the Company’s business operations, especially when comparing such results to previous periods. These non-GAAP measures are not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to its most directly comparable GAAP measure as provided in the tables below.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of March 13, 2019, the Company operates 457 stores in 45 states consisting of 313 MPW stores, 81 Outlet stores, 33 Christopher & Banks stores, and 30 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Forward-Looking Statements
Certain statements in this press release and in our upcoming earnings conference call may constitute forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to certain events that could have an effect on our future performance. The forward-looking statements relate to expectations concerning matters that are not historical facts and may use the words “will”, "expect", "anticipate", "plan", "intend", "project", "believe", “should”, "drive" "in order to" and similar expressions. Except for historical information, matters discussed in this press release or on our earnings conference call may be considered forward-looking statements.

These forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company's future performance and financial results to differ materially from those expressed or implied by the forward-looking statements. We cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, be achieved or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, those factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in our subsequent Form10-Q Reports. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

COMPANY CONTACT:
Richard Bundy
Senior Vice President, Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net sales	$84,293	$92,265	$348,900	$365,906
Merchandise, buying and occupancy costs	61,071	67,163	246,269	252,399
Gross profit	23,222	25,102	102,631	113,507
Other Operating Expenses:
Selling, general and administrative	30,460	31,442	120,371	123,398
Depreciation and amortization	2,362	3,192	10,158	12,434
Impairment of long-lived assets	1,385	155	4,384	318
Total other operating expenses	34,207	34,789	134,913	136,150
Operating loss	(10,985)	(9,687)	(32,282)	(22,643)
Interest expense, net	(47)	(47)	(183)	(154)
Loss before income taxes	(11,032)	(9,734)	(32,465)	(22,797)
Income tax provision (benefit)	245	(909)	374	(773)
Net loss	$(11,277)	$(8,825)	$(32,839)	$(22,024)

Basic loss per share:
Net loss	$(0.30)	$(0.23)	$(0.88)	$(0.59)
Basic shares outstanding	37,565	37,290	37,492	37,212

Diluted loss per share:
Net loss	$(0.30)	$(0.23)	$(0.88)	$(0.59)
Diluted shares outstanding	37,565	37,290	37,492	37,212

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	February 2,	February 3,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$10,239	$23,077
Accounts receivable	2,767	2,626
Merchandise inventories	41,039	41,361
Prepaid expenses and other current assets	3,372	2,715
Income taxes receivable	268	172
Total current assets	57,685	69,951

Property, equipment and improvements, net	31,643	47,773

Other non-current assets:
Deferred income taxes	499	597
Other assets	1,276	1,043
Total other non-current assets	1,775	1,640
Total assets	$91,103	$119,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,834	$20,825
Accrued salaries, wages and related expenses	4,954	5,309
Accrued liabilities and other current liabilities	25,894	26,201
Total current liabilities	48,682	52,335

Non-current liabilities:
Deferred lease incentives	6,267	7,762
Deferred rent obligations	6,661	6,621
Other non-current liabilities	8,970	2,237
Total non-current liabilities	21,898	16,620

Stockholders' equity:
Common stock	481	475
Additional paid-in capital	128,714	127,652
Retained earnings	4,137	34,993
Common stock held in treasury	(112,809)	(112,711)
Total stockholders' equity	20,523	50,409
Total liabilities and stockholders' equity	$91,103	$119,364

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended
	February 2,	February 3,
	2019	2018
	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Net loss	$(32,839)	$(22,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,158	12,434
Impairment of long-lived assets	4,384	318
Deferred income taxes, net	98	(275)
Amortization of financing costs	61	62
Deferred lease-related liabilities	(950)	(1,322)
Stock-based compensation expense	1,101	1,164
Loss on disposal of assets	3	—
Changes in operating assets and liabilities:
Accounts receivable	(141)	(77)
Merchandise inventories	323	(4,527)
Prepaid expenses and other assets	(605)	242
Income taxes receivable	(96)	344
Accounts payable	(2,857)	6,796
Accrued liabilities	251	(1,293)
Other liabilities	(399)	1,413
Net cash used in operating activities	(21,508)	(6,745)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(4,294)	(5,158)
Proceeds from sale of assets	13,329	—
Net cash provided by (used in) investing activities	9,035	(5,158)

Cash flows from financing activities:
Issuance of restricted stock, net of forfeitures	(32)	(26)
Proceeds from short-term borrowings	9,100	—
Payments of short-term borrowings	(9,100)	—
Acquisition of common stock held in treasury, at cost	(99)	—
Payments of deferred financing costs	(234)	—
Net cash used in financing activities	(365)	(26)

Net increase (decrease) in cash and cash equivalents	(12,838)	(11,929)
Cash and cash equivalents at beginning of period	23,077	35,006
Cash and cash equivalents at end of period	$10,239	$23,077

Supplemental cash flow information:
Interest paid	$190	$188
Income taxes paid (refunded)	$147	$(243)
Accrued purchases of equipment and improvements	$156	$324

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

The following table reconciles from Net loss in accordance with generally accepted accounting principles (GAAP) to Adjusted EBITDA, a non-GAAP measure, for the thirteen/fourteen week and fifty-two/fifty-three week periods ended February 2, 2019 and February 3, 2018:

	Fiscal Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net loss on a GAAP basis	$(11,277)	$(8,825)	$(32,839)	$(22,024)
Income tax provision (benefit)	245	(909)	374	(773)
Interest expense, net	(47)	(47)	(183)	(154)
Depreciation and amortization	2,362	3,192	10,158	12,434
Impairment of long-lived assets	1,385	155	4,384	318
Lease termination fees and other related costs, net	—	—	161	484
Executive severance	—	—	625	—
Adjusted EBITDA	$(7,238)	$(6,340)	$(16,954)	$(9,407)

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF LOSS PER SHARE
(in thousands, except per share amounts)
(unaudited)

The following table reconciles Net loss per share in accordance with GAAP to Adjusted net loss per share, on a non-GAAP basis, for the thirteen/fourteen week and fifty-two/fifty-three week periods ended February 2, 2019 and February 3, 2018:

	Thirteen Weeks Ended			Fourteen Weeks Ended
	February 2,			February 3,
	2019			2018
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.30)			$(0.23)
Adjustments
Impairment of long-lived assets	$1,385	$1,354	0.04	$155	$141	—
Lease termination fees and other related costs, net	—	—	—	—	—	—
Executive severance	—	—	$—	—	—	$—
Adjusted loss per share			$(0.26)			$(0.23)

	Fifty-Two Weeks Ended			Fifty-Three Weeks Ended
	February 2,			February 3,
	2019			2018
	Pretax	Net of tax	Per share amounts	Pretax	Net of tax	Per share amounts
GAAP net loss per share			$(0.88)			$(0.59)
Adjustments
Impairment of long-lived assets	$4,384	$4,334	0.12	$318	$313	0.01
Lease termination fees and other related costs, net	161	159	—	484	477	0.01
Executive severance	625	618	$0.02	—	—	$—
Adjusted loss per share			$(0.74)			$(0.57)